Exhibit 8.2
[LETTERHEAD OF BALLARD SPAHR ANDREWS & INGERSOLL, LLP]
October 12, 2007
C-COR Incorporated
60 Decibel Road
State College, PA 16801

Re:	Federal Income Tax Consequences of the Merger
Ladies and Gentlemen:
     We have acted as special counsel in connection with the Merger of C-COR Incorporated, a Pennsylvania corporation (“C-COR”) with and into Air Merger Subsidiary, Inc. (“Merger Subsidiary”), a Delaware corporation and wholly owned subsidiary of ARRIS Group, Inc., a Delaware corporation (“ARRIS”), pursuant to the Agreement and Plan of Merger, dated as of September 23, 2007 (the “Merger Agreement”), among ARRIS, Merger Subsidiary and C-COR, as described in the Joint Proxy Statement/Prospectus contained in the registration statement on Form S-4 filed in connection with the Merger by ARRIS with the U.S. Securities and Exchange Commission as of the date hereof (the “Registration Statement”). Capitalized terms used in this letter without definition shall have the meanings given them in the Merger Agreement.
     In our capacity as counsel, we have examined the Registration Statement and all exhibits thereto, including the Joint Proxy Statement/Prospectus and the Merger Agreement. In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Parties or similarly qualified are true and correct without such qualification), (ii) the Parties will take such actions as the Joint Proxy Statement/Prospectus states they “intend” or “expect” to take, and (iii) all of the obligations imposed by any such documents on the Parties have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents presented to us as originals and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

C-COR Incorporated
October 12, 2007

     We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to C-COR shareholders that exchange their C-COR shares for cash and stock of ARRIS, solely for stock of ARRIS, or solely for cash, in each case pursuant to the Merger, the statements set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus are accurate in all material respects.
     Our opinion is based upon the Code, the Treasury regulations promulgated thereunder (proposed, temporary and final), interpretive pronouncements by the Internal Revenue Service and other relevant legal authorities, all as in effect on the date hereof. We note that all such legal authorities are subject to change, either prospectively or retroactively, and we are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof which could affect our opinion. We also note that our opinion represents only counsel’s best legal judgment and is not binding on the Internal Revenue Service or any court, which could take positions contrary to our opinion.
     We express no opinion as to the accuracy of any statements of law relating to the Merger except as set forth above, or as to any other legal matters.
     This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and may not be used, circulated, quoted, referred to or relied for any other purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP